                                        Exhibit 19.1
Akebia Therapeutics, Inc.
Insider Trading Compliance Policy

The Board of Directors of Akebia Therapeutics, Inc. (“Akebia” or the “Company”) has adopted this Insider Trading Compliance Policy (this “Policy”) to:
•document its policies with respect to (i) transactions in the Company’s securities and the securities of companies with which the Company does business and (ii) the handling of confidential information about the Company and the companies with which the Company does business;
•promote compliance with applicable securities laws; and
•promote compliance with the Company’s obligation to publicly disclose information related to its insider trading policies and procedures and the use of certain trading arrangements by Company insiders.
While the “Prohibitions” of this Policy do not apply to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading.
This policy has been designed to prevent insider trading and the appearance of impropriety on the part of the Company’s Insiders, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, to protect the reputation of the Company and to help Company Insiders avoid the severe consequences associated with violations of insider trading laws.

This Policy applies to the following individuals and entities (“Covered Persons”):
•Any director, employee, consultant or contractor of the Company or its subsidiaries (“Insiders”);
•Individuals who reside with an Insider, regardless of whether those individuals are family members and any family member of an Insider who does not live in the Insider’s household but whose transactions in any Covered Security (as defined below) are directed by the Insider or are subject to the Insider’s influence or control; and
•All corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above Covered Persons included in the prior two bullets, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.

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An Insider is responsible for ensuring that Covered Transactions (as defined below) comply with this Policy. An Insider is also responsible for ensuring that those subject to this Policy as a result of their relationship with the Insider are informed of, and comply with, this Policy.

The General Counsel, Chief Financial Officer or Board of Directors may also determine that other persons should be subject to this Policy who have access to material nonpublic information of the Company or the companies with which the Company does business.

The trading prohibitions in this Policy apply to all transactions in the Company’s securities, including common stock, options and other securities the Company may issue from time to time, as well as derivative securities that are not issued by the Company, such as publicly traded options.

The term “transaction” as used in this Policy includes the purchase, sale or gift (which term, as used in this Policy, includes charitable donations) of securities. The trading prohibitions under this Policy also apply to transactions in the securities of companies with which the Company does business, such as the Company’s collaboration partners, customers or suppliers, and companies with which the Company may be negotiating major transactions, such as an acquisition, investment, joint venture, collaboration, license or sale. The transactions described in this section are referred to in this Policy as “Covered Transactions,” and the securities described in this section are referred to in this Policy as “Covered Securities.”

No Trading While In Possession of Material Nonpublic Information. Covered Persons may not engage in any transaction in the Company’s securities, directly or indirectly, if they are aware of any material nonpublic information (defined below) regarding the Company or recommend doing so to someone else. Please note that transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided.

No Tipping. Covered Persons may not tip or otherwise communicate to someone else any material nonpublic information about the Company if the recipient may use that information to purchase, sell or gift Company securities or tip that information to others.

In addition, no Covered Person who, in the course of service to the Company, learns of material nonpublic information about another company (i) with which the Company does business, such as the Company’s collaboration partners, customers or suppliers, or (ii) that is involved in a potential transaction or business relationship with the Company, may purchase, sell or gift that other company’s securities until the information becomes public or is no longer material, or tip or otherwise disclose to someone else such information if the recipient may use that information to purchase, sell or gift that other company’s securities or tip that information to others.
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Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of stock options granted by the Company. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, such as Shareworks or Morgan Stanley, as this entails selling a portion of the underlying stock to cover the costs of exercise.

Restricted Stock Awards/Units. This Policy’s trading restrictions do not apply to the vesting of restricted stock or restricted stock units, or the surrender of shares to the Company or the sale by the Company, on your behalf, in satisfaction of any tax withholding obligations arising from such vesting of restricted stock or restricted stock units, including within a black-out period, as long as such withholding or sale is permitted by the applicable award agreement or is pursuant to a permitted sell-to-cover instruction (as defined below), as applicable. This Policy’s trading restrictions do apply, however, to market sales of any shares received through the vesting of restricted stock or restricted stock units not in accordance with a previously provided written instruction from the Insider.

Employee Stock Purchase Plan. This Policy’s trading restrictions do not apply to (i) periodic purchases under any Company employee stock purchase plan that are made as the result of standing instructions, in a form approved by the Company, (ii) withdrawal from participation in the plan, or (iii) a decision to decrease the level of contribution in the plan. This Policy’s trading restrictions do apply, however, to (a) an initial decision to participate in any Company employee stock purchase plan, (b) a decision to increase the level of contribution in a subsequent purchase period, and (c) any sales of shares acquired under the plan.

Post-Termination Transactions. If an individual or entity ceases to be a Covered Person at a time when such individual or entity is aware of material nonpublic information concerning the Company, the prohibitions on purchasing, selling and gifting of Company securities in this Policy shall continue to apply until that information has become public or is no longer material.

Standing or Limit Orders. Standing or limit orders, except standing or limit orders under an approved 10b5-1 trading plan (described below), create heightened risks for insider trading violations because the individual placing the order retains discretion over the orders after they have been placed. As a result, a standing or limit order could execute when an individual is in possession of material nonpublic information. The Company, therefore, discourages placing standing or limit orders on Covered Securities. If a Covered Person determines that he or she must use a standing or limit order, the order must not be entered into or modified while the Covered Person is aware of material nonpublic information, should be limited to short duration and should otherwise comply with this Policy, including any applicable black-out period and the preclearance procedures described in this Policy.

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Short Sales and Derivative Transactions. Covered Persons may not engage in short sales (sales of securities that are not then owned) of Covered Securities, including “sales against the box” (a sale with delayed delivery) or purchases or sales of puts, calls or other derivative securities.

Hedging Transactions. Covered Persons may not purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Covered Securities.

Trading on Margin or Pledging. Covered Persons may not hold Covered Securities in a margin account or pledge such securities as collateral for a loan.

Company Benefit Plans. This Policy does not apply to transactions under Company benefit plans, except as noted above.

Bona Fide Gifts. The prohibitions on transactions described above in the Section entitled
“Prohibitions” do not apply to bona fide gifts of Covered Securities that are approved in advance by the Company.

Mutual Funds. If an individual owns shares of a mutual fund that invests in any Covered Securities, there are no restrictions on trading the shares of the mutual fund at any time.

Change in Form of Ownership. Transactions that involve merely the change in the form in which you own Covered Securities are permissible under this Policy. For example, you may transfer Covered Securities to an inter vivos trust of which you are the sole beneficiary during your lifetime.

Transactions under 10b5-1 Trading Plans. Transactions under 10b5-1 trading plans are discussed below.

A U.S. Securities and Exchange Commission (“SEC”) rule, Rule 10b5-1(c) (“10b5-1”), provides an affirmative defense to insider trading liability if a transaction occurs in compliance with the rule and is pursuant to a binding contract, written plan or specific instruction which satisfies the applicable affirmative defense conditions of Rule 10b5-1(c) (a “10b5-1 trading plan”), including as applicable the requirements applicable to an eligible sell-to-cover transaction as defined in Rule 10b5- 1(c)(1)(ii)(D)(3) (a “permitted sell-to-cover instruction”). In general terms, a valid 10b5-1 trading plan is one that removes any control or discretion that a Covered Person has with respect to a transaction or series of transactions to be executed at some future time. Such 10b5-1 trading plan must be (1) in writing and (2) submitted to the Company for review prior to its adoption. Notwithstanding any other restrictions described in this Policy, transactions made
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pursuant to a 10b5- 1 trading plan implemented in accordance with this Policy may occur during a black-out period or while a person is in possession of material nonpublic information.

Note that, in addition to the legal requirements to implement a valid 10b5-1 trading plan, directors and employees must also comply with the following Company policies:
1.A director or employee may only enter into a 10b5-1 trading plan outside a black-out period and when the individual is not in possession of any material nonpublic information.
2.A director or employee seeking to implement a 10b5-1 trading plan involving Akebia securities must submit the plan for review by the General Counsel or Chief Financial Officer (or their designees) prior to adoption.
3.Transactions of securities subject to a 10b5-1 trading plan must only be made pursuant to that plan (and not outside of that plan).
4.Any change or modification of a 10b5-1 trading plan, including its termination, must also be submitted for review by the General Counsel or Chief Financial Officer (or their designees).
Ensuring that a 10b5-1 trading plan complies with the requirements of 10b5-1 and the execution of transactions pursuant to the 10b5-1 trading plan are the sole responsibility of the individual initiating the plan, and not the Company, the General Counsel or Chief Financial Officer (or their designees), or any other Company employee. Any Covered Person who is interested in establishing a 10b5-1 trading plan should reach out to the Company’s equity team member(s) within the Finance department for assistance.
The Company reserves the right to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved 10b5-1 trading plan, if the General Counsel or Chief Financial Officer (or their designees), or the Company’s Board of Directors, in its discretion, determines that such action is in the best interests of the Company.

The Company has regularly scheduled quarterly black-out periods and, from time-to-time, implements event-specific black-out periods. During a black-out period, directors, executive officers and other designated employees listed on Appendix A of this Policy are prohibited from engaging in any transactions involving Company securities or securities of other companies that could be related to the purpose of a particular black-out (other than as specified by the Policy). The Company will notify those individuals, entities, and/or Covered Persons who are subject to a black-out period.

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Quarterly Black-out Periods. Quarterly black-out periods begin at the close of trading of The Nasdaq Capital Market 14 calendar days prior to the close of each fiscal quarter and end two full trading days following the public release of the Company’s financial results for such quarter.

Event-Specific Black-out Periods. From time to time, the Company may implement an event- specific black-out period because of significant events or developments at the Company that have not yet been disclosed to the public. The existence of an event-specific black-out period will not be announced to the Company as a whole and should not be communicated to any other person.
Awareness of Material Nonpublic Information when a Black-out Period is Not in Effect. Even if no black-out period is then in effect, if a Covered Person is aware of material nonpublic information the trading prohibitions in this Policy apply.
Sales to Cover. This Policy shall not prohibit the Company, on your behalf, from instructing an agent to sell that number of shares pursuant to a permitted sell-to-cover instruction to satisfy any resulting tax withholding obligations, including within a black-out period.

Directors and employees may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from the General Counsel or Chief Financial Officer (or their designees). This pre-clearance requirement applies to all transactions in Company securities, including a purchase or sale in the open market, the sale of any Company securities received as equity compensation and the transfer of securities of the Company.

A request for pre-clearance must be submitted to the General Counsel or Chief Financial Officer (or their designees) at least two business days in advance of the proposed transaction. The General Counsel or Chief Financial Officer (or their designees) is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction in his or her sole discretion. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she must refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.

All transactions that are pre-cleared must be effected within three business days of receipt of the pre-clearance unless a specific exemption has been granted by the General Counsel or Chief Financial Officer (or their designees). A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the three business day period must be pre-cleared again prior to execution.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and must describe fully those circumstances to the General Counsel or Chief Financial Officer (or their designees). None of the Company, General Counsel or Chief Financial Officer (or their
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designees) or other employees will have any liability for any delay in reviewing or refusal of a request for pre-clearance. Pre-clearance does not relieve an individual of his or her responsibility under applicable securities laws.

The requestor should be prepared, if necessary, to file a Form 4 for the proposed transaction and to comply with SEC Rule 144 and file a Form 144 at the time of any sale.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Both positive and negative information can be material. Common examples of material information are:

•Information regarding sales, revenue or earnings, including prescription volumes;
•Projections and financial forecasts of any kind, including future earnings or losses or other financial guidance or changes in estimates;
•Significant business trends and metrics,
•Financial results that are inconsistent with the consensus expectations of the investment community;
•Information concerning upcoming U.S. Food and Drug Administration actions, the European Medicines Agency and other comparable foreign regulatory authorities regarding regulatory submissions or other significant regulatory developments, including a significant product recall;
•Clinical trial data or developments regarding products;
•A pending or proposed merger, acquisition, investment, tender offer, joint venture, licensing arrangement or an acquisition or disposition or divestitures of significant assets;
•A change in management;
•Major events regarding the Company’s securities, including financings, restructurings, the declaration of a stock split or the offering of additional securities or the establishment of a program to repurchase securities of the Company;
•Severe financial liquidity problems;
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•Actual or threatened major litigation or government investigations or the resolution or major developments of such litigation or government investigations; or
•New significant contracts, orders, suppliers, customer or financing sources, or the loss of any of them.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information, and trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight. Therefore, it is important to err on the safe side and if you have any questions, please reach out to the Company’s General Counsel (or his or her designee) before you transact.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As with questions of materiality, if you are not sure whether information is considered public, please reach out to the Company’s General Counsel (or his or her designees) before you transact.

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with applicable securities laws. Covered Persons must treat all information they learn about the Company or the companies with which the Company does business as a result of an Insider’s service to or employment by the Company as confidential and proprietary.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to individual directors or employees, the Company and its management. Accordingly, it is important that responses to inquiries regarding the Company from the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals, as expressly identified by the Company.

Pursuant to applicable securities laws, individuals may be subject to a variety of penalties, including disgorgement of any profits, substantial fines and imprisonment, for engaging in insider trading and/or tipping material nonpublic information to an individual who engages in insider trading.
The Company’s General Counsel (or his or her designee) is responsible for monitoring compliance and will work with Human Resources to address violations of this Policy. Employees in violation of this Policy will be subject to disciplinary action, which may include ineligibility for future equity awards, suspension or termination of employment.
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Compliance with this Policy is of the utmost importance. Covered Persons are responsible for knowing and understanding this Policy, complying with this Policy, and requesting clarification when questions arise. You are prohibited from engaging in any transaction in Akebia securities while aware of material nonpublic information about Akebia whether or not you rely upon or use material nonpublic information in deciding to trade.

If an individual or entity has any questions about this Policy or its application to any proposed transaction, he or she may obtain additional guidance from the Company’s General Counsel (or his or her designee). Individuals should not try to resolve uncertainties on their own, as the rules relating to insider trading are often complex and violations carry severe consequences.

All directors, employees and consultants must certify their understanding of, and compliance with, this Policy. The required certification is attached to this Policy.

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Appendix A

During a black-out period, the following designated employees are prohibited from engaging in any transactions involving Company securities or securities of other companies that could be related to the purpose of such black-out period:

•Legal
•Finance
•Sales & Market Access
•Executive Team
•Leadership Team
•Management Team
•Company Administrative Assistants
•Investor Relations
•Business Development
•Board of Directors

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Certification
I certify that I have received, reviewed and understand Akebia Therapeutics, Inc.’s Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) Akebia Therapeutics, Inc. and/or any of its subsidiaries, to comply fully with the policies and procedures contained therein.
I understand that the Legal and Compliance Department is available to answer any questions I have regarding the Insider Trading Compliance Policy.

Print Name:
Signature:
Date:

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